Exhibit 8.2

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

June 16, 2023

Mobile Infrastructure Corporation

30 West 4th Street

Cincinnati, OH 45202

Attention: Manuel Chavez, Chief Executive Officer

Email: manuel@mobileit.com

Ladies and Gentlemen:

We have acted as tax counsel to Mobile Infrastructure Corporation, a Maryland corporation (“Mobile”), in connection with the Mergers contemplated by that certain Agreement and Plan of Merger, dated as of December 13, 2022, as amended by the First Amendment to Agreement and Plan of Merger, dated as of March 23, 2023 (as amended, the “Merger Agreement”),1 by and among (i) Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (together with its successors, including after the Domestication, the “Acquiror”), (ii) Queen Merger Corp. I, a Maryland corporation and wholly-owned subsidiary of the Acquiror (“Merger Sub”), and (iii) Mobile. We are delivering this opinion pursuant to Section 8.4(a)(iii) of the Merger Agreement, which provides for the delivery by us of a written opinion concerning the U.S. Federal income tax treatment of the Mergers.

In rendering this opinion, we have examined and relied on the following documents, among other items:

1.	The Merger Agreement, including all exhibits thereto;

2.

The registration statement on Form S-4 (File No. 333-269231) filed by Acquiror on January 13, 2023 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”);

3.	Letters of certain factual representations of Acquiror, Merger Sub, and Mobile, each dated as of the date hereof (the “Certificates of Representations”); and

4.

Such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below (collectively with the Merger Agreement, the Registration Statement, and the Certificates of Representations, the “Documents”).

[1]

Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement. Except as otherwise provided, all “Section” references contained herein refer to sections of the Internal Revenue Code of 1986, as amended (the “Code”), and to the Treasury Regulations promulgated thereunder.

Mobile Infrastructure Corporation

June 16, 2023

In our examination of the Documents, we have assumed that (i) the Mergers and other transactions contemplated by the Merger Agreement and/or the Registration Statement have been or will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (including satisfaction of all pre-closing covenants) and that such Documents accurately reflect the material facts of such transactions, (ii) all factual representations and statements in the Documents are true and correct and will continue to be true and correct at all relevant times including as of the Closing, (iii) each party who has executed or adopted, or will execute or adopt, the Documents had, or will have, the proper authority and capacity, (iv) any Documents that have been provided to us in draft form will be executed, adopted, and/or filed without material modification, (v) the respective parties to each of the Documents and all parties referred to therein have acted, and will continue to act, in all respects and at all relevant times in conformity with the requirements and provisions of each of the Documents, and (vi) none of the terms and conditions contained in any of the Documents have been or will be waived or modified in any respect.

For purposes of this opinion, we have made certain assumptions or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof). We are not aware of any material facts or circumstances inconsistent with these assumptions or representations.

Furthermore, as to matters of fact, we have assumed (i) the accuracy of the factual representations contained in the Certificates of Representations, and that each representation contained in the Certificates of Representations, to the best of Mobile’s knowledge, Acquiror’s knowledge, or Merger Sub’s knowledge, as applicable, is accurate and complete without regard to such qualification as to the best of Mobile’s knowledge, Acquiror’s knowledge, or Merger Sub’s knowledge, as applicable, (ii) that the Certificates of Representations have been executed by an appropriate and authorized officer of Mobile, Acquiror, or Merger Sub, as applicable, and (iii) the genuineness of the signature on the Certificates of Representations. Where the factual representations in the Certificates of Representations involve terms defined in the Code, the Treasury Regulations thereunder, published rulings of the Internal Revenue Service, or other relevant authority, we have made ourselves available to review with the individuals making such representations the relevant provisions of the Code, the applicable regulations, and published administrative interpretations thereof. We are not aware of any material facts or circumstances inconsistent with the representations set forth in the Certificates of Representations. If any of our assumptions described in this opinion are untrue for any reason or if the Mergers or any other transaction contemplated by the Merger Agreement and/or the Registration Statement is consummated in a manner that is different from the manner in which it is described in any of the Documents, or if there are documents or understandings between the parties that would alter or are inconsistent with the statements made therein, the opinion expressed below may be adversely affected and may not be relied upon.

Mobile Infrastructure Corporation

June 16, 2023

Based on the foregoing and in reliance thereon, and subject thereto and on an analysis of the Code, Treasury Regulations thereunder, judicial authority, and current administrative rulings, such other laws and facts as we have deemed relevant and necessary, and the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Considerations” (other than the assumption set forth under such heading that the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code), solely for U.S. Federal income tax purposes, we hereby state our opinion that, under current law, (i) the Mergers, taken together, will qualify as a reorganization described in Section 368(a) of the Code, (ii) U.S. Holders of MIC Common Stock or MIC Preferred Stock who exchange all of their MIC Common Stock or MIC Preferred Stock, as applicable, for New MIC Common Stock or New MIC Preferred Stock, respectively, will not recognize any gain or loss for U.S. Federal income tax purposes, except with respect to cash, if any, received in lieu of a fractional share of MIC Common Stock; (iii) each U.S. Holder’s aggregate tax basis in the shares of New MIC Common Stock or New MIC Preferred Stock received in the Mergers will equal such U.S. Holder’s aggregate adjusted tax basis in the shares of MIC Common Stock and MIC Preferred Stock, respectively, surrendered in the Mergers; and (iv) the holding period of the shares of New MIC Common Stock or the shares of New MIC Preferred Stock received by a U.S. Holder in the Merger will include such U.S. Holder’s holding period for the shares of MIC Common Stock or MIC Preferred Stock, respectively, surrendered in the Merger.

This opinion is based on the Code, Treasury Regulations thereunder, judicial authority, and current administrative rulings, all as in effect and publicly available as of the date hereof. The authorities upon which this opinion is based are subject to change or differing interpretations, possibly with retroactive effect. This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

We express no opinion as to the laws of any jurisdiction other than the U.S. Federal income tax laws of the United States of America to the extent specifically referred to herein. No opinion should be inferred as to (i) any other tax consequences of the Mergers or any other transaction contemplated by the Merger Agreement and/or the Registration Statement, (ii) the tax consequences of the Mergers or any other transaction contemplated by the Merger Agreement and/or the Registration Statement under any state, local, or non-U.S. law, or with respect to other areas of U.S. Federal taxation, or (iii) the U.S. Federal income tax treatment of any Non-U.S. Holder and/or any shareholder subject to special rules under the Code or the Treasury Regulations, as further described in the Registration Statement.

This opinion is furnished in connection with the transaction described herein. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein, or of any subsequent changes in

Mobile Infrastructure Corporation

June 16, 2023

applicable law. This opinion has been prepared for you in connection with the filing of the Registration Statement. We hereby consent to the use and filing of this opinion letter as Exhibit 8.2 to the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Venable LLP